Exhibit 99.1

Ultralife Batteries to Hold Annual Meeting of Shareholders on June 8, 2006;
               Investors Invited to Access Live Webcast

    NEWARK, N.Y.--(BUSINESS WIRE)--May 26, 2006--Ultralife Batteries, Inc. (NASDAQ:ULBI) will hold its annual meeting of shareholders for the period ending December 31, 2005, at the Company's headquarters in Newark, New York on Thursday, June 8, 2006 at 10:30 a.m. Investors who are unable to attend in person are invited to view a live webcast of the meeting at the Investor Info section of Ultralife's Web site at: www.ultralifebatteries.com. A replay of the meeting will be available at Ultralife's Web site on June 9.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-838-3777
             ctaitt@lhai.com